                                                                    EXHIBIT 11.1

                            STERLING SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       THREE MONTHS ENDED MARCH 31, 1997
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                                                FULLY
                                               PRIMARY         DILUTED
                                               -------         -------
Earnings:
 Earnings applicable to common
  stockholders..........................       $15,324         $15,324
                                               =======         =======
Shares:
 Weighted average of shares outstanding.        38,466          38,466
 Add common shares issued on assumed             7,232           7,232
  exercise of options and warrants......
 Less common shares assumed repurchased.        (6,988)         (6,988)
                                               -------         -------
                                                38,710          38,710
                                               =======         =======
Earnings per common share:
 Primary................................       $   .40
                                               =======
 Fully diluted..........................                       $   .40
                                                               =======